Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated January 22, 2007, relating to the Statement of Net Assets of the Allianz RCM Global EcoTrends Fund, which appears in the Statement of Additional Information dated January 26, 2007. We also consent to the references to us under the headings “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

May 25, 2007